Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES FOURTH QUARTER CASH DISTRIBUTION

DALLAS, Texas, November 18, 2016 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.091087 per unit, payable on December 28, 2016, to unitholders of record on November 30, 2016. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.091087 per unit is higher than the $0.043507 per unit distributed last quarter. As compared to the previous quarter, the prices for both oil and natural gas and the volume of oil produced and included in the current distribution increased, while the volume of natural gas produced and included in the current distribution decreased. This distribution is higher than the $0.066479 per unit distributed in the comparable quarter in 2015. As compared to the comparable quarter in 2015, the prices realized for both oil and natural gas and the volume of natural gas produced and included in the current distribution decreased, while the volume of oil produced and included in the current distribution increased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

A copy of Marine’s 2016 tax information is expected to be posted on Marine’s website by March 1, 2017.

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Contact:	Ron E. Hooper
SVP, Royalty Trust Services
Southwest Bank, Trustee
Toll Free – 1.855.588-7839